Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
March 11, 2011	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Year-end and Fourth Quarter Results

Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported net income for 2010 of $2.1 million or $1.36 per share, compared to net income of $460,000 or $0.30 per share for 2009.  This represents a 360% improvement in earnings and a 353% increase in earnings per share. The largest factor in this increase was a $2.5 million or 24% increase in net interest income.  The provision for loan losses remained high at $2.8 million but compared favorably to last year’s provision of $3.2 million.  Our loan loss reserve at December 31, 2010 was $5.3 million, up 43% from $3.7 million at December 31, 2009 which we believe is adequate to cover estimated losses.  Fourth quarter income was $602,000 compared to a $178,000 loss in the fourth quarter of 2009.

LSB President and CEO, Randolph F. Williams, stated, “The core profitability of the bank remains strong.  As a measure of that, our 2010 pre-tax, pre-provision return on assets was 1.59%, nearing the 2004 pre-recession level.  Our net interest margin - net interest income divided by average interest-earning assets - grew 70 basis points to 3.68% in 2010 and through careful management we reduced non-interest expenses by 5.4% compared to 2009 without having to resort to staff layoffs.

“Our balance sheet shows our success in attracting local deposits as well as the tentative nature of the lending market. We increased core deposits by 35% or $38 million and reduced our level of non-local funding by a comparable amount.  Total loan volume however remained almost flat during the year, increasing only 0.6% from $321.2 million to $323.1 million.  Residential lending was a bright spot as borrowers continued to take advantage of lower mortgage rates by refinancing their existing mortgages.   The bank was able to generate and sell $49.4 million in residential loans, generating fees from the sale of these loans of $1.0 million.”  Mr. Williams added, “The recent announcement by the Federal Housing Finance Agency which showed the Lafayette Metropolitan Statistical Area (MSA) as the 40th best out of 309 MSAs in year-over-year housing appreciation speaks to the vibrancy of our home ownership market compared to others in the U.S.

 “We continue to work with borrowers who have been negatively impacted by the recession.  As a result, our non-performing assets were $19.3 million at year-end, up from $14.4 million the previous year.   This is a concern to management, although somewhat lessened by the fact that the holders of 25% or $4.9 million of these loans have actually resumed making their payments but will be considered non-performing until they can establish a history of remaining current.  As a community bank, we consider working harder with struggling borrowers especially in a recession as part of our mission.

 “We continue to be encouraged that the worst of the recession is behind us.  January home sales showed an increase of 5.9%, established companies including Subaru and Wabash National and new businesses Nanshan and Sycamore Springs have announced their decision to add local jobs, the county released its ten-year population figures showing a growth rate of 16%, and the county unemployment rate for December fell to 7.9% .  While it may take years to get back to the pre-recession levels, the positive signs all indicate the recovery here has started.”

The closing price of LSB stock on March 10, 2011 was $15.40 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Year ended December 31, 2010	Year ended December 31, 2009

Cash and due from banks	$10,593	$8,084
Short-term investments	2,980	4,817
Securities available-for-sale	11,805	11,345
Loans held for sale	2,265	3,303
Net portfolio loans	320,810	317,860
Allowance for loan losses	5,343	3,737
Premises and equipment, net	6,116	6,209
Federal Home Loan Bank stock, at cost	3,583	3,997
Bank owned life insurance	6,264	6,071
Other assets	7,431	9,364
Total assets	371,847	371,050

Deposits	311,458	277,866
Advances from Federal Home Loan Bank	22,500	57,000
Other liabilities	2,312	2,300

Shareholders’ equity	35,577	33,884
Book value per share	$22.90	$21.81
Equity / assets	9.57%	9.13%
Total shares outstanding	1,553,525	1,553,525

Asset quality data:
Non-accruing loans over 90 days past due	$17,370	$12,554
Other real estate / assets owned	1,214	1,892
Total non-performing assets	19,260	14,446
Non-performing assets / total assets	5.18%	3.91%
Allowance for loan losses / non-performing loans	29.61%	29.65%
Allowance for loan losses / non-performing assets	27.67%	25.87%
Allowance for loan losses / total loans	1.65%	1.16%
Loans charged off (year-to-date)	$1,382	$3,185
Recoveries on loans previously charged off	229	28

	Three months ended December 31,		Year ended December 31,
Selected operating data:	2010	2009	2010	2009

Total interest income	$4,626	$4,754	$18,895	$19,659
Total interest expense	1,331	1,964	6,115	9,335
Net interest income	3,295	2,790	12,780	10,324
Provision for loan losses	950	1,375	2,759	3,197
Net interest income after provision	2,345	1,415	10,021	7,127
Non-interest income:
Deposit account service charges	365	431	1,522	1,525
Gain on sale of mortgage loans	477	246	1,019	1,386
Gain(loss) on the sale of real estate owned	8	(77)	(441)	(183)
Other non-interest income	174	281	980	1,059
Total non-interest income	1,024	881	3,080	3,787
Non-interest expense:
Salaries and benefits	1,275	1,159	5,288	5,137
Occupancy and equipment, net	317	312	1,303	1,307
Computer service	147	138	569	562
Advertising	79	104	282	301
Other	635	963	2,490	3,196
Total non-interest expense	2,453	2,676	9,932	10,503
Income before income taxes	916	(380)	3,169	411
Income tax expense	314	(202)	1,052	(49)
Net income	602	(178)	2,117	460

Weighted average number of diluted shares	1,554,697	1,554,723	1,554,720	1,554,707
Diluted earnings per share	$0.39	$(0.11)	$1.36	$0.30

Return on average equity	6.77%	(2.08)%	6.09%	1.34%
Return on average assets	0.64%	(0.19)%	0.56%	0.12%
Average earning assets	$345,930	$341,428	$347,299	$351,757
Net interest margin	3.95%	3.27%	3.68%	2.94%
Efficiency ratio	72.81%	116.55%	75.81%	96.23%